Exhibit 8.2

90 Park Avenue

New York, NY 10016

212-210-9400 | Fax: 212-210-9444

Heather M. Ripley	Direct Dial: +1 212 210 9549	Email: heather.ripley@alston.com

January 7, 2026

American National Corporation

8990 W Dodge Road

Omaha, Nebraska 68114

Re:	S-4 Accuracy Opinion

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Associated Banc-Corp, a Wisconsin corporation (“Associated”), including the information statement/prospectus forming a part thereof, relating to the proposed transaction between Associated and American National Corporation, a Nebraska corporation.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Heather M. Ripley
ALSTON & BIRD LLP
Heather M. Ripley

Alston & Bird LLP	www.alston.com

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